Exhibit 8

List of Storm Cat Energy Corporation Subsidiaries

Name and Head Office Address	Jurisdiction of Incorporation or Organization
Storm Cat Energy (USA) Corporation Suite 2310 1125 17th Street Denver, CO 80202 United States	United States

Storm Cat Energy Mongol Co. Ltd. Prime Minister Amar’s Street 2 Sukhbaatar District Ulaanbaatar Mongolia	Mongolia

Storm Cat Energy USA Operating Corporation Suite 2310 1125 17th Street Denver, CO 80202 United States	United States

Triple Crown Gathering Corporation Suite 3210 1125 17th Street Denver, CO 80202 United States	United States

Storm Cat Energy (Powder River) LLC Suite 2310 1125 17th Street Denver, CO 80202 United States	United States

Storm Cat Energy (Alaska) LLC Suite 2310 1125 17th Street Denver, CO 80202 United States	United States